Exhibit 3.1

Delaware The First State Page 1 5692259 8100 SR# 20263866954 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 204658511 Date: 07 - 28 - 26 I, CHARUNI PATIBANDA - SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SCWORX CORP . ”, FILED IN THIS OFFICE ON THE TWENTY - EIGHTH DAY OF JULY, A . D . 2026 , AT 1 : 20 O`CLOCK P . M .

State of Oela»are Setretan of State Oirision of Corporations Oelii ères 01:20 PM 07/28/202é FIL£0 01:20 PM 07/28/202é CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION SCWorx Corp. The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify: 1. That the name of the Corporation is SCWorx Corp. 2. The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered Fourth, so that, as amended, the first three sentences of said Article shall be and read as follows : The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 155,000,000 shares, consisting of: (i) 150,000,000 shares of Common Stock, $0.001 par value per share (“Comm on Stock”); and (ii) 3,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock’9. The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below. EffecÛve at 11:S9 p.m., Eastern Time, on August 3, 2026 (the “Effective Time"), every one twelve t 1 2) shares of the Corporation's Common Stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Time, shall automatically, and without any action on the part of the respective holders thereof, be reclassified and combined into ose (1) validly issued, fully paid and non - assessable share o f Comm on Stock, par value $.001 per share, of the Corporation (such reclassification and combination, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Any fractional shere interest that would otherwise result from the Reverse Stock Split shall be rounded up to the nearest whole share of Common Stock, at the holder - of - record level with respect to registered holders and at the Depository Trust Company participant level with respect to shares held in street name. 3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware . IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27* day of July 2026. Authorized OfFicer l e/ Timothy Hannibal Timothy Hannibal, CEO